Exhibit 99.1

XcelMobility, Inc. Receives Lottery License in China

PALO ALTO, CA--(Marketwired - Oct 15, 2014) - XcelMobility, Inc. (OTCQB: XCLL) (OTCBB: XCLL) ("Xcel" or the "Company"), a leading mobile internet application development and marketing company, today announced that it received a Sport Lottery License from the Fujian Administration of Sport and Gaming to provide sports lottery services using a mobile device. "We're very excited to receive the Mobile Lottery License" said Ronald Strauss, Executive Chairman of Xcelmobility. "We see this as recognition of our company as a leading mobile lottery provider in China. The new license will allow XCLL to quickly grow our lottery brand and revenues in the fast growing mobile lottery market in China."

Xcelmobility's mobile lottery business is now fully online and servicing mobile lottery customers in China. The company is currently in discussions with a number of China based lottery game suppliers to provide them with XCLL's growing national mobile lottery services.

The Chinese lottery market has experienced strong growth in recent years as a result of positive macro trends in China, such as robust economic growth, increases in disposable income and a more positive shift in public perception towards the lottery business. Total lottery sales in China is projected to be $61 billion and $73.3 billion in 2014 and 2015, respectively, representing a 21.5% and 20.3% increase in 2014 and 2015 from their respective preceding years, according to an iResearch Report. The iResearch Report projected online sales amount for sports lottery products to be $2.2 billion and $3.2 billion in 2014 and 2015, respectively, representing 47.3% and 44.8% increase from the respective preceding years.

About XcelMobility, Inc.

XcelMobility is a leading developer and marketer of mobile internet products and services, specifically focused on China's burgeoning mobile market of well over 1 Billion Users. The Company continues to grow through acquisition and will see fourth quarter revenue generation from the newly integrated lottery business unit.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development of new business opportunities, zero operational impact and projected costs, future operations, revenue, profits, gross margins and results of operations. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT INFORMATION

•	Company Contact: Ronald Strauss Executive Chairman Tel: (650) 320-1728 Email: rstrauss@xcelmobility.com